CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$7,956,400	$923.74

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated December 23, 2010

(To the Prospectus dated August 31, 2010, Prospectus Supplement dated August 31, 2010 and Index Supplement dated August 31, 2010)

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-169119

$7,956,400 Barclays Bank PLC Market-Linked Notes Linked to the Performance of a Basket of Currencies Relative to the U.S. Dollar due December 27, 2012

Investment Description

The Market-Linked Notes Linked to the Performance of a Basket of Currencies Relative to the U.S. Dollar (the “Notes”) are unsubordinated and unsecured debt securities issued by Barclays Bank PLC (the “Issuer”) and provide exposure to the performance of an equally-weighted basket of currencies, which consists of the Brazilian real (BRL), the Russian ruble (RUB), the Indian rupee (INR) and the Chinese renminbi (CNY), relative to the U.S. dollar (USD). The Notes provide a return of 234% of any positive Basket Return and exposure to any negative Basket Return up to -10%. The Notes will not pay interest. Investing in the Notes involves significant risks including potential loss of up to 10% of your initial investment and Barclays Bank PLC’s credit risk. Any element of protection applies only if the Notes are held to maturity. Any payment on the Notes, including any element of protection, is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party.

Features

❑

Growth Potential – If the Basket Return is positive, you will receive a return linked to the appreciation of the Basket Currencies relative to the U.S. dollar that may exceed the return you could receive on a traditional fixed income investment.

❑

90% Protection Feature – If you hold the Notes to maturity, you will receive at least 90% of the principal amount of your Notes, subject to the creditworthiness of Barclays Bank PLC. You will participate in any negative Basket Return up to -10%, and therefore you may lose up to 10% of your initial investment.

❑

Diversification Opportunity – The Notes provide an opportunity to diversify your portfolio through exposure to the Brazilian real, Russian ruble, Indian rupee and Chinese renminbi relative to the U.S. dollar.

Key Dates

Trade Date	December 23, 2010
Settlement Date	December 29, 2010
Final Valuation Date[1]	December 21, 2012
Maturity Date[1]	December 27, 2012

[1]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events for Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Security Offering

We are offering Market-Linked Notes Linked to the Performance of a Basket of Currencies Relative to the U.S. Dollar. Any return on the Notes at maturity will be determined by the performance of the Basket Currencies relative to the U.S. dollar. The Notes are offered at a minimum investment of $1,000. The Notes do not bear interest.

Basket Currencies	Basket Currency Weightings	Participation Rate	CUSIP/ISIN
BRL, RUB, INR, CNY	BRL – 25% RUB – 25% INR – 25% CNY – 25%	234%	06740P676 / US06740P6768

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010 and this pricing supplement.

See “Key Risks” on page PS-8 of this pricing supplement and “Risk Factors” beginning on page S-5 of the prospectus supplement for risks related to investing in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.20	$9.80
Total	$7,956,400	$159,128	$7,797,272

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Securities, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

♦	Prospectus supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Notes” refers to the Market-Linked Notes linked to the Performance of a Basket of Currencies Relative to the U.S. Dollar that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Notes may be suitable for you if:

♦	You seek an investment with a return linked to the performance of the Brazilian real, Russian ruble, Indian rupee and Chinese renminbi relative to the U.S. dollar;

♦	You believe that the Basket Currencies will appreciate relative to the U.S. dollar;

♦	You can sustain a loss of up to 10% of your initial investment at maturity, a term of approximately 24 months;

♦	You are willing to invest in the Notes based on the Participation Rate of 234%;

♦	You are willing and able to hold the Notes to maturity, and you are aware that there may be little or no secondary market for the Notes;

♦	You do not seek current income from this investment; and

♦	You are comfortable with the creditworthiness of Barclays Bank PLC, as issuer of the Notes.

The Notes may not be suitable for you if:

♦	You do not seek an investment with exposure to the Brazilian real, Russian ruble, Indian rupee or Chinese renminbi relative to the U.S. dollar;

♦	You believe that the Basket Currencies will not appreciate, or will depreciate, relative to the U.S. dollar;

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings;

♦	You are unwilling or unable to hold the Notes to maturity, a term of approximately 24 months;

♦	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as issuer of the Notes;

♦	You are unable to sustain any loss of principal on the Notes;

♦	You seek an investment for which there will be an active secondary market; or

♦	You seek current income from your investments.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-8 of this pricing supplement and “Risk Factors” beginning on page S-5 of prospectus supplement for risks related to investing in the Notes.

Final Terms1

Issuer:	Barclays Bank PLC
Issue Price:	$10 per Note (subject to a minimum purchase of 100 Notes)
Term:	2 years
Basket:[2]	The Notes are linked to the performance of an equally-weighted basket of currencies (the “Basket”) relative to the U.S. dollar. The currencies comprising the Basket (each a “Basket Currency”), along with their respective ratings, are set forth below:

Basket Currency	Currency Weighting
Brazilian real	25%
Russian ruble	25%
Indian rupee	25%
Chinese renminbi	25%

Participation Rate:	234%
Payment at Maturity (per $10.00 principal amount Note):

If the Basket Return is positive, you will receive the principal amount of your Notes plus a return equal to the Participation Rate multiplied by the Basket Return:

$10 + [$10 x Participation Rate x Basket Return]

If the Basket Return is zero or greater than or equal to -10%, you will receive the principal amount of your Notes reduced the negative Basket Return:

$10 + [$10 x Basket Return]

In this scenario, you could lose up to 10% of your initial investment.

If the Basket Return is less than -10%, you will receive 90% of your principal amount ($9.00 per $10 principal amount Note, equal to a 10% loss).

Any payment on the Notes, including any element of principal protection, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Key Risks—Credit of Issuer” in this pricing supplement.

Basket Return:	A percentage equal to :	Basket Ending Level – Basket Starting Level Basket Starting Level
Basket Starting Level:	100
Basket Ending Level:

The Basket Ending Level will be calculated as follows:

100 x [1 + (BRL Currency Return x 25%) + (RUB Currency Return x 25%) + (INR Currency Return x 25%) + (CNY Currency Return x 25%)]

The returns set forth in the formula above reflect the performance of the Basket Currencies as described under “Currency Return” below.

Currency Return:	For each Basket Currency: Initial Spot Rate – Final Spot Rate Initial Spot Rate
Initial Spot Rate:

For each Basket Currency, the currency exchange rate for that Basket Currency relative to the U.S. dollar on the Trade Date, determined as described under “Spot Rate” below.

The Initial Spot Rates for the Basket Currencies are as follows:

USDBRL: 1.6984

USDRUB: 30.6465

USDINR: 45.0200

USDCNY: 6.6466

Final Spot Rate:	For each Basket Currency, the currency exchange rate for that Basket Currency relative to the U.S. dollar on the Final Valuation Date, determined as described under “Spot Rate” below.

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]

For a description of adjustments that may affect the Basket Currencies and the Basket, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket” in the prospectus supplement.

Spot Rate:

The Spot Rates, on any given day, including the Trade Date and Final Valuation Date, will be determined by the Calculation Agent in accordance with the following:

(a) where the currency exchange rate is USDBRL, the Brazilian real per U.S. dollar exchange rate which is the ask price reported on Bloomberg Page BZFXPTAX at approximately 6 p.m., Sao Paulo time, on the relevant date;

(b) where the currency exchange rate is USDRUB, the Russian ruble per U.S. dollar exchange rate which appears on Reuters Screen EMTA Page, at approximately 1:30 p.m., Moscow time, on the relevant date;

(c) where the currency exchange rate is USDINR, the Indian rupee per U.S. dollar exchange rate which appears on Reuters Screen RBIB Page, at approximately 2:30 p.m., Mumbai time, on the relevant date; and

(d) where the currency exchange rate is USDCNY, the Chinese renminbi per U.S. dollar exchange rate which appears on Reuters screen “SAEC” opposite the symbol “USDCNY=“ at approximately 9:15 a.m., Beijing time, on the relevant date.

If any of the foregoing Spot Rates is unavailable (or is published in error), the Spot Rate for such Basket Currency shall be selected by the Calculation Agent in a commercially reasonable manner and in accordance with general market practice.

Calculation Agent:	Barclays Bank PLC

Determining Payment at Maturity

If the Basket Return is zero or greater than or equal to -10%, you will receive the principal amount of your Notes reduced the negative Basket Return:

$10 + [$10 x Basket Return]

In this scenario, you could lose up to 10% of your initial investment.

If the Basket Return is less than -10%, you will receive 90% of your principal amount ($9.00 per $10 principal amount Note, a 10% loss).

Any payment on the Notes, including any element of principal protection, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party.

What are the tax consequences of the Notes?

Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this pricing supplement is materially correct. The Notes should be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. Under applicable U.S. Treasury Regulations governing debt obligations with payments denominated in, or determined by reference to, more than one currency, for persons whose functional currency is the U.S. dollar, the Notes will not be foreign currency denominated debt obligations because the “predominant” currency of the Notes is the U.S. dollar. Accordingly, we will treat the Notes as being denominated in U.S. dollars, and payments on the Notes determined by reference to currencies other than the U.S. dollar as contingent payments under the special federal income tax rules applicable to contingent payment debt obligations. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the Notes would be taxed as ordinary interest income and any loss you may realize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

How Will Your Payment at Maturity be Calculated?

Your Payment at Maturity will depend on the Basket Return. The following steps are necessary to calculate your payment at maturity.

Step 1: Calculate the Currency Return for each of the Basket Currencies.

The BRL Currency Return is the difference between the USDBRL Initial Spot Rate and USDBRL Final Spot Rate relative to the USDBRL Initial Spot Rate, expressed as a percentage and calculated as follows:

BRL Currency Return =	USDBRL Initial Spot Rate – USDBRL Final Spot Rate
USDBRL Initial Spot Rate

An increase in the value of the Brazilian real relative to the U.S. dollar is expressed as a decrease in the USDBRL Spot Rate.

The RUB Currency Return is the difference between the USDRUB Initial Spot Rate and USDRUB Final Spot Rate relative to the USDRUB Initial Spot Rate, expressed as a percentage and calculated as follows:

RUB Currency Return =	USDRUB Initial Spot Rate – USDRUB Final Spot Rate
USDRUB Initial Spot Rate

An increase in the value of the Russian ruble relative to the U.S. dollar is expressed as a decrease in the USDRUB Spot Rate.

The INR Currency Return is the difference between the USDINR Initial Spot Rate and USDINR Final Spot Rate relative to the USDINR Initial Spot Rate, expressed as a percentage and calculated as follows:

INR Currency Return =	USDINR Initial Spot Rate – USDINR Final Spot Rate
USDINR Initial Spot Rate

An increase in the value of the Indian rupee relative to the U.S. dollar is expressed as a decrease in the USDINR Spot Rate.

The CNY Currency Return is the difference between the USDCNY Initial Spot Rate and USDCNY Final Spot Rate relative to the USDCNY Initial Spot Rate, expressed as a percentage and calculated as follows:

CNY Currency Return =	USDCNY Initial Spot Rate – USDCNY Final Spot Rate
USDCNY Initial Spot Rate

An increase in the value of the Chinese renminbi relative to the U.S. dollar is expressed as a decrease in the USDCNY Spot Rate.

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level will be calculated as follows:

100 x [1 + (25% x BRL Currency Return) + (25% x RUB Currency Return) + (25% x INR Currency Return) + (25% x CNY Currency Return)]

Step 3: Calculate the Basket Return.

The Basket Return will be calculated as follows:

Basket Ending Level – Basket Starting Level
Basket Starting Level

Step 4: Calculate the Payment at Maturity.

♦	If the Basket Return is positive, you will receive the principal amount of your Notes plus a return equal to the Participation Rate multiplied by the Basket Return:

$10 + [$10 x Participation Rate x Basket Return]

♦	If the Basket Return is zero or greater than or equal to -10%, you will receive the principal amount of your Notes reduced the negative Basket Return:

$10 + [$10 x Basket Return]

In this scenario, you could lose up to 10% of your initial investment.

♦	If the Basket Return is less than -10%, you will receive 90% of your principal amount ($9.00 per $10 principal amount Note, a 10% loss).

Any payment on the Notes, including any element of principal protection, is subject to the creditworthiness of the

Issuer and is not guaranteed by any third party.

Scenario Analysis and Hypothetical Examples

The following scenario analysis assumes a Participation Rate of 234% and a range of Basket Returns from -40% to +40%.

The following table and examples illustrate the payment at maturity per $10 principal amount Note for a range of Basket Returns and a Participation Rate of 234%. The total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Basket Return	Payment at Maturity	Total Return on the Notes
70.0%	$26.38	163.80%
60.0%	$24.04	140.40%
50.0%	$21.70	117.00%
40.0%	$19.36	93.60%
30.0%	$17.02	70.20%
20.0%	$14.68	46.80%
10.0%	$12.34	23.40%
5.0%	$11.17	11.70%
0.0%	$10.00	0.00%
-5.0%	$ 9.50	-5.00%
-10.0%	$ 9.00	-10.00%
-20.0%	$ 9.00	-10.00%
-30.0%	$ 9.00	-10.00%
-40.0%	$ 9.00	-10.00%
-50.0%	$ 9.00	-10.00%
-60.0%	$ 9.00	-10.00%
-70.0%	$ 9.00	-10.00%
-80.0%	$ 9.00	-10.00%
-90.0%	$ 9.00	-10.00%
-100.0%	$ 9.00	-10.00%

Hypothetical Examples:

The following payment examples for the Notes show scenarios for the payment at maturity on the Notes, illustrating positive and negative Basket Returns reflecting either correlated or offsetting appreciation and depreciation in the Basket Currencies relative to the U.S. dollar. The following examples are based on a Participation Rate of 234%, as well as the applicable Initial Spot Rates and hypothetical Final Spot Rates. The Final Spot Rate values have been chosen arbitrarily for the purpose of illustration only, and should not be taken as indicative of the future performance of any Basket Currency relative to the U.S. dollar.

Example 1: In this case, all Basket Currencies strengthen against the U.S. dollar. (This occurs when the Final Spot Rate decreases from the Initial Spot Rate, reflecting a fewer number of the Basket Currency per U.S. dollar.)

Step 1: Calculate the Currency Return for each of the Basket Currencies.

Basket Currency	Initial Spot Rate	Final Spot Rate	Currency Return
BRL	1.6984	1.6135	5.00%
RUB	30.6465	28.3480	7.50%
INR	45.0200	42.7690	5.00%
CNY	6.6466	6.4804	2.50%

The Currency Return for each Basket Currency is calculated as follows:

Initial Spot Rate – Final Spot Rate
Initial Spot Rate

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 x [1 + (25% x 5.00%) + (25% x 7.50%) + (25% x 5.00%) + (25% x 2.50%)] = 105

Step 3: Calculate the Basket Return.

The Basket Return is calculated as follows:

Basket Ending Level – Basket Starting Level	=	105 -100	= 5.00%
Basket Starting Level		100

Step 4: Calculate the payment at maturity.

Because the Basket Return of 5% is positive, you will receive the principal amount of your Notes plus a return equal to the Participation Rate multiplied by the Basket Return, calculated as follows per $10 principal amount Note:

$10 + [$10 x 234% x 5.00%] = $11.17

The payment at maturity of $11.17 represents a 11.70% return on investment over the term of the Notes.

Example 2: In this case, two of the Basket Currencies strengthen against the U.S. dollar (this occurs when the Final Spot Rate decreases from the Initial Spot Rate, reflecting a fewer number of the Basket Currency per U.S. dollar) and two of the Basket Currencies weaken against the U.S. dollar (this occurs when the Final Spot Rate increases from the Initial Spot Rate, reflecting a greater number of the Basket Currency per U.S. dollar).

Step 1: Calculate the Currency Return for each of the Basket Currencies.

Basket Currency	Initial Spot Rate	Final Spot Rate	Currency Return
BRL	1.6984	1.8682	-10.00%
RUB	30.6465	35.2435	-15.00%
INR	45.0200	43.8945	2.50%
CNY	6.6466	6.4804	2.50%

The Currency Return for each Basket Currency is calculated as follows:

Initial Spot Rate – Final Spot Rate
Initial Spot Rate

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 x [1 + (25% x -10.00%) + (25% x -15.00%) + (25% x 2.50%) + (25% x 2.50%)] = 95

Step 3: Calculate the Basket Return.

The Basket Return is calculated as follows:

Basket Ending Level – Basket Starting Level	=	95 -100	= -5.00%
Basket Starting Level		100

Step 4: Calculate the payment at maturity.

Because the Basket Return of -5% is greater than -10%, you will receive the principal amount of your Notes reduced the negative Basket Return, calculated as follows per $10 principal amount Note:

$10 + [$10 x -5.00%] = $9.50

The payment at maturity of $9.50 represents a 5.00% loss on investment over the term of the Notes.

Example 3: In this case, all Basket Currencies weaken against the U.S. dollar. (This occurs when the Final Spot Rate increases from the Initial Spot Rate, reflecting a greater number of the Basket Currency per U.S. dollar.)

Step 1: Calculate the Currency Return for each of the Basket Currencies.

Basket Currency	Initial Spot Rate	Final Spot Rate	Currency Return
BRL	1.6984	2.1230	-25.00%
RUB	30.6465	35.2435	-15.00%
INR	45.0200	54.0240	-20.00%
CNY	6.6466	7.9759	-20.00%

The Currency Return for each Basket Currency is calculated as follows:

Initial Spot Rate – Final Spot Rate
Initial Spot Rate

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 x [1 + (25% x -25.00%) + (25% x -15.00%) + (25% x -20.00%) + (25% x -20.00%)] = 80

Step 3: Calculate the Basket Return.

The Basket Return is calculated as follows:

Basket Ending Level – Basket Starting Level	=	80-100	= -20.00%
Basket Starting Level		100

Step 4: Calculate the payment at maturity.

Because the Basket Return of -20.00% is less than -10%, you will receive 90% of your principal amount, resulting in a payment at maturity of $9.00 per $10 principal amount Note. The payment at maturity of $9.00 represents a 10.00% loss on investment over the term of the Notes.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of Notes generally in the “Risk Factors” section beginning on page S-5 of the prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦

Market Risk; Potential loss of principal—The Notes do not guarantee the full return of your investment. The return on the Notes at maturity is linked to the weighted performance of the Basket Currencies relative to the U.S. dollar and will depend on whether, and the extent to which, the Basket Return is positive or negative. If the Basket Ending Level is less than the Basket Starting Level, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) decline in the Basket Ending Level compared to the Basket Starting Level, up to a 10% decline. Accordingly, if the level of the Basket has declined by more than 10% over the term of the Notes, you will lose 10% of your initial investment. Any payment on the Notes, including any element of protection provided at maturity, is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.

♦	No interest payments—You will not receive interest payments on the Notes over the term of the Notes.

♦

Gains in the Currency Return of one or more Basket Currencies may be offset by losses in the Currency Returns of other Basket Currencies—The Notes are linked to the performance of an equally-weighted basket comprised of the Basket Currencies relative to the U.S. dollar. The performance of the Basket will be based on the appreciation or depreciation of the Basket as a whole. Therefore, the positive Currency Return of one or more Basket Currencies may be offset, in whole or in part, by the negative Currency Return of one or more of the other Basket Currencies of equal or greater magnitude, which may result in an aggregate Basket Return equal to or less than zero. The performance of the Basket is dependent on the Currency Return of each Basket Currency, which is in turn based on the formula set forth above.

♦

The payment at maturity on your Notes is not based on the performance of the Basket Currencies relative to the U.S. dollar at any time other than the Final Valuation Date—The Basket Return will be based solely on the Spot Rates as of the Final Valuation Date relative to the respective Initial Spot Rates (subject to adjustments as described in the prospectus supplement). Therefore, if the value of one or more of the Basket Currencies drops precipitously relative to the U.S. dollar on the Final Valuation Date, the payment at maturity may be significantly less than it would otherwise have been had the payment at maturity been linked to the related currency exchange rates at a time prior to such drop. Although the value of the Basket Currencies relative to the U.S. dollar on the maturity date or at other times during the life of your Notes may be higher than on the Final Valuation Date, you will not benefit from any currency exchange rates other than the Spot Rates as of the Final Valuation Date.

♦

90% principal protection only if you hold the Notes to maturity—You will be entitled to receive at least 90% of the principal amount of your Notes only if you hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you sell your Notes in the secondary market prior to maturity, you will not receive any principal protection on the portion of your Notes sold. You should be willing to hold your Notes to maturity. Any element of protection provided at maturity is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.

♦

Limited liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

♦

Credit of Issuer—The Notes are unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any principal protection or any other amounts owed to you under the terms of the Notes.

♦

The market value of the Notes may be influenced by unpredictable factors—The market value of your Notes may fluctuate between the date you purchase them and the Final Valuation Date when the Calculation Agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the USDBRL Spot Rate, the USDRUB Spot Rate, the USDINR Spot Rate and the USDCNY Spot Rate on any day will affect the market value of the Notes. Other factors that may influence the market value of the Notes include:

♦	supply and demand for the Notes, including inventory positions held by Barclays Capital Inc. or any other market;

♦	Brazilian real, Russian ruble, Indian rupee and Chinese renminbi interest rates, as well as interest and yield rates in the market generally;

♦	the time remaining to maturity of the Notes;

♦	variety of economic, financial, political, regulatory or judicial events;

♦	the creditworthiness of Barclays Bank PLC, including actual or anticipated downgrades in the Issuer’s credit ratings; and

♦	volatility of the currency exchange rates between the Basket Currencies and the U.S. dollar.

♦

Investing in the Notes is not equivalent to investing directly in the Basket Currencies—You may receive a lower payment at maturity than you would have received if you had invested directly in the Basket Currencies. Additionally, the Basket Return is based on the Currency Return of each of the Basket Currencies, which is in turn based on the formula set forth above. The Currency Returns are based solely on such stated formula and not on any other formula that could be used to calculate currency returns.

♦

Historical performance of the USDBRL Spot Rate, the USDRUB Spot Rate, the USDINR Spot Rate and the USDCNY Spot Rate should not be taken as an indication of the future performance of the Basket Currencies relative to the U.S. dollar during the term of the Notes—It is impossible to predict whether any of the USDBRL Spot Rate, the USDRUB Spot Rate, the USDINR Spot Rate or the USDCNY Spot Rate will rise or fall. The USDBRL Spot Rate, the USDRUB Spot Rate, the USDINR Spot Rate or the USDCNY Spot Rate will be influenced by complex and interrelated political, economic, financial and other factors.

♦

Currency markets may be volatile—Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the Basket Currencies and the value of your Notes in varying ways, and different factors may cause the value of the Basket Currencies and the volatility of their prices to move in inconsistent directions at inconsistent rates.

♦

Legal and regulatory risks—Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the case of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but such actions could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the return of the Basket Currencies, and consequently, the value of the Notes.

♦

Emerging markets risk—An investment linked to emerging market currencies, which include the Basket Currencies, involves many risks beyond those involved in an investment linked to the currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦

Market disruptions may adversely affect your return—The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Basket Return in the manner described herein and calculating the amount that we are required to pay you upon maturity, or in a manner that interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes or prevents the Calculation Agent from properly determining the Basket Return or payment at maturity in the ordinary manner, the Calculation Agent will determine the Basket Return or the payment at maturity in good faith and in a commercially reasonable manner, and it is possible the Final Valuation Date and Maturity Date could be postponed, which may adversely affect the return on your Notes. For example. if the source for the Spot Rate of a Basket Currency is not available on the Final Valuation Date, the Calculation Agent may determine the exchange rate for such date, and such determination may adversely affect the return on your Notes.

♦

Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦

Potential conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦

Trading and other transactions by us or our affiliates, or UBS or its affiliates, in the foreign exchange and currency derivative markets may impair the value of the Notes—We or one of more of our affiliates may hedge our foreign currency exposure from the Notes by entering into foreign exchange and currency derivative transactions, such as over-the-counter options. Such trading and hedging activities may affect the Spot Rates and make it less likely that you will receive a positive return on your investment in the Notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Notes declines. We or our affiliates, or UBS, or its affiliates, may also engage in trading in instruments linked to the Spot Rates on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS or its affiliates, may also issue or underwrite other notes or financial or derivative instruments with returns linked or related to changes in the Spot Rates. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS or its affiliates, could adversely affect the value of the Notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from or are in direct opposition to, the trading strategy of investors in the Notes.

♦

Potentially inconsistent research, opinions or recommendations by Barclays, UBS Financial Services Inc. or their respective affiliates—Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes.

Historical Performance of the Basket Components

The following graphs set forth the historical performance of the USDBRL, USDRUB, USDINR and USDCNY currency exchange rates from January 2, 2001 through December 23, 2010 (based on the daily, closing spot exchange rates from Bloomberg L.P.). On December 23, 2010, such closing spot exchange rates of USDBRL, USDRUB, USDINR and USDCNY were 1.6984, 30.6465, 45.0200 and 6.6466 respectively.

We obtained the information regarding the currency exchange rates of the USDBRL, USDRUB, USDINR and USDCNY below from Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg L.P. The historical performance closing currency exchange rates of the USDBRL, USDRUB, USDINR and USDCNY should not be taken as an indication of future performance of such currency exchange rates, and no assurance can be given as to the currency exchange rates on the Final Valuation Date. We cannot give you assurance that the performance of the USDBRL, USDRUB, USDINR and USDCNY currency exchange rates will result in the return of more than 90% of your initial investment, subject to the creditworthiness of Barclays Bank PLC.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Notes at the price indicated on the cover of this pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the Notes. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement that is available in connection with the sale of the Notes.